Global Axcess Corp
Net Enterprise Value Special Transaction Plan
Plan Document

Plan Purpose

The following is a description of the Global Axcess Corp (the “Company”) Net Enterprise Value Special Transaction Plan (the “Plan”). The purpose of the Plan is to:

•	Align Plan participants interests with that of the shareholders of the Company

•	Motivate participants to accomplish specific goals and provide significant rewards for high-level performance

•	Retain experienced and tenured executives

Plan Performance Period

The Performance Period under the Plan shall be from January 1, 2010 to December 31, 2011.

Eligible Participants

The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) has determined that the following executive and other officers of the Company are eligible to participate (each, a “Participant”) in the Plan: 1) George A. McQuain, Chief Executive Officer; 2) Michael J. Loiacono, Chief Financial Officer; 3) Sharon M. Jackson, Corporate Secretary, 4) OPEN for future allocation.

Plan Structure

Pay outs under the Plan are based upon Net Enterprise Value inclusive of Corporate Debt.  Corporate Debt is the principal balances, both short-term and long-term, for the following balance sheet categories:

1.	Notes payable - related parties

2.	Note payable

3.	Senior lenders' notes payable

4.	Capital lease obligations

Examples of Net Enterprise Value:

(i)
If the total purchase price of the Company is $28 million and INCLUDES assumption of the Corporate Debt and the Corporate Debt at the time of the purchase is $10 million, then the Net Enterprise Value would be $28 million.

(ii)
If the total purchase price of the Company is $28 million and DOES NOT include assumption of the Corporate Debt and the Corporate Debt at the time of the purchase is $10 million, then the Net Enterprise Value would be $18 million.

Approved at GAXC Board of Directors Mtg – 3/31/10	Page 1 of 3

The following chart sets forth the Net Enterprise Value targets and the corresponding management pay-outs of the Plan:

Net Enterprise Value	Total % to Management Team	Total $ to Management Team	George A. McQuain	Michael J. Loiacono	Sharon M. Jackson	OPEN

$10,000,000 - $17,500,000	2%	$200,000 - $350,000	50% $100,000 - $175,000	25% $50,000 – $87,500	12.5% $25,000 - $43,750	12.5% $25,000 - $43,750

$17,500,001 - $25,000,000	2.5%	$437,500 - $625,000	50% $218,750 - $312,500	25% $109,375 – $156,250	12.5% $54,688 - $78,125	12.5% $54,688 - $78,125

$25,000,001 - $28,000,000	3%	$750,000 - $840,000	50% $375,000 - $420,000	25% $187,500 - $210,000	12.5% $93,750 - $105,000	12.5% $93,750 - $105,000

$28,000,001 - $30,000,000	3.5%	$980,000 - $1,050,000	50% $490,000 - $525,000	25% $245,000 - $262,500	12.5% $122,500 - $131,250	12.5% $122,500 - $131,250

$30,000,001 - $35,000,000	4%	$1,200,000 - $1,400,000	50% $600,000 - $700,000	25% $300,000 - $350,000	12.5% $150,000 - $175,000	12.5% $150,000 - $175,000

>$35,000,001	5%	$1,750,000 +	50% $875,000 +	25% $437,500 +	12.5% $218,750 +	12.5% $218,750 +

Payouts Under the Plan

All payouts under the Plan are subject to the approval of the Compensation Committee.  After approval by the Compensation Committee, all payouts of incentive bonus hereunder shall be paid during the period beginning March 1,  2012 and ending June 30, 2012.  Awards under the Plan are cash denominated.

Plan Administration

Plan Administrator.  The Compensation Committee will administer the Plan in accordance with the provisions of the Plan.

Plan Duration.  The Compensation Committee reserves the right to amend, change and/or terminate this Plan at any time, without prior notice.

No Employment Contract.  The Plan does not create, nor should it be construed to constitute, a contract of employment between the Company and any Participant.  Participation in the Plan does not create a right to continued employment with the Company or any subsidiary or affiliate of the Company in any capacity.

Payment Eligibility.  To be eligible for an incentive bonus payout, the Participant must be employed by the Company at the time of payout, unless otherwise approved by the Compensation Committee in its sole and absolute discretion.

Approved at GAXC Board of Directors Mtg – 3/31/10	Page 2 of 3

Plan Interpretation.  Any revisions to the Plan must be approved by the Compensation Committee.  If there is any ambiguity as to the meaning of any terms or provisions of the Plan, the Compensation Committee’s interpretation or determination will be final and binding.  The altering, inflating and/or inappropriate manipulation of performance/sales results or any other infraction of recognized ethical business standards may subject the Participant to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by the Plan to which the Participant would otherwise be entitled may be revoked.

General Conditions.  The Plan, and the transactions and payments hereunder shall, in all respects, be governed by, and construed and enforced in accordance with the laws of Duval County, Florida.  Each provision of the Plan is severable, and if any provision is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

Compliance with Section 409A.  It is intended that the terms of this Plan, including any ambiguous terms, be interpreted in a manner consistent with Code Section 409A (‘Section 409A’).  Any provision that would cause this Plan, or any payment hereunder, to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.  Notwithstanding anything herein to the contrary, in no event shall the Company be liable to Participant for, or with respect to, any taxes, penalties, or interest which may be imposed upon Participant pursuant to Section 409A.

Six-Month Delay.  If it is determined that (a) Participant is a ‘specified employee,’ as defined in Section 409A(a)(2)(B)(i) and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, and (b) such payments constitute a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) upon separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), after taking into account all available exemptions, then notwithstanding the timing of payment provided in this Plan, no payment, distribution, or benefit under this Plan that constitutes a distribution of deferred compensation and that would otherwise be payable during the six (6) month period after Executive’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), will be made during such six (6) month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six (6) month period.

Approved at GAXC Board of Directors Mtg – 3/31/10	Page 3 of 3